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EXHIBIT 16





September 15, 2005

Securities and Exchange Commission
450 Fifth St.
Washington D.C.

Dear Sirs:

Re: Purchasesoft, Inc.

This is to confirm that the Client-Auditor relationship between Purchasesoft, Inc. and Spector & Wong, LLP, CPA's has ceased.

We have read Item 4.01 of the Report on Form 8-K of Purchasesoft, Inc. and agree with statements contained therein as they relate to me as the auditor.


Very truly yours,

/s/ Harold Spector
-----------------------------
Spector & Wong, LLP